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                   [Letterhead of Dorsey & Whitney P.L.L.P]

                                                                    Exhibit 5.1

CyberOptics Corporation
2505 Kennedy Street, N.E.
Minneapolis, MN 55413


          Re:  Registration Statement on Form S-3
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Gentlemen:

          In connection with the Registration Statement (the "Registration Statement") on Form S-3 filed by CyberOptics Corporation (the "Company") with the Securities and Exchange Commission on or about the date hereof relating to an offering of up to 1,250,000 shares of its Common Stock, no par value, 1,200,000 shares of which are to be offered by the Company and 50,000 shares of which are to be offered by a selling stockholder, and up to an additional 187,500 shares to be offered by the Company to cover over-allotments, if any (collectively, the "Shares"), we have examined such corporate documents and records, and reviewed such matters of law as we have deemed necessary or advisable for the purposes of this opinion, and based thereon, we advise you that it is our opinion that:

          (1) The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

          (2) The 50,000 Shares to be sold by the selling stockholder are and the Shares to be sold by the Company will, when issued and paid for as contemplated in the Registration Statement, be validly issued, fully paid, and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising a part of the Registration Statement.

                                       Very truly yours,



                                       /s/ Dorsey & Whitney P.L.L.P.

Dated: August 10, 1995
/brg